UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 Amendment No. 2
                    Under the Securities Exchange Act of 1934

                              Regen Biologics, Inc.
                                (Name of Issuer)



                    Common Stock, Par Value $0.0001 Per Share
                         (Title of Class of Securities)



                                   75884M104
                                 (CUSIP Number)



                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[  ]    Rule 13d-1(b)
[x ]    Rule 13d-1(c)
[  ]    Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-------------------
CUSIP No. 75884M104
-------------------

================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSONS (ENTITIES ONLY)
Allen & Company Incorporated
        13-6176976
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)  [   ]                          (b)  [ x  ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         2,766,559
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         2,766,559
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,766,559
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                      [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.0%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.         75884M104
-------------------

===============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Allen Holding Inc.
        13-3311050
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [  ]                           (b)  [  x ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         2,766,559
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         2,766,559
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,766,559
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*             [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.0%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.    75884M104
-------------------
================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Allen SBH Investments LLC
        81-0671308
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [  ]                        (b)  [ x ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         312,500
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
          0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         312,500
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
           0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         312,500
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                 [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.45%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1.

                  (a)      Name of Issuer:

                           Regen Biologics, Inc.


                  (b)      Address of Issuer's Principal Executive Office:

                           509 Commerce Street,1st Floor, East Wine
                           Franklin Lakes, NJ 07417

Item 2.

                  (a)      Name of Person Filing:

                           (i)   Allen & Company Incorporated
                           (ii)  Allen Holding Inc.
                           (iii) Allen SBH Investments LLC

                  (b)      Address of Principal Office or, if None, Residence:

                           711 Fifth Avenue
                           New York, NY  10022

                  (c)      Citizenship:

                           (i)    New York
                           (ii)   Delaware
                           (iii)  Delaware

                  (d)      Title of Class of Securities:

                           Common Stock, Par Value $0.01 Per Share

                  (e)      CUSIP Number:

                           75884M104

     Item 3. If this Statement is filed pursuant to Rule 13(d)-1(b), or 13d-2(b) or (c), check whether the person filing is a:


          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

          (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d)  [_]  Investment   company  registered  under  Section  8  of  the
               Investment Company Act.

          (e)  [   ]   An   investment   adviser   in   accordance   with   Rule
               13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).





     Item 4. Ownership.

              (a)      Amount Beneficially Owned:  3,079,059

              (b)      Percent of Class:  4.45%

              (c)      Number of shares as to which such person has:

                 i.       Sole power to direct the vote: 312,500

                ii.      Shared power to direct the vote: 2,766,559

                iii.     Sole power to dispose or direct the disposition of:
                                312,500

                iv.      Shared power to dispose or direct the
                         disposition of:
                                2,766,559

     Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X ].


     Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  N/A



     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  N/A


Item 8.           Identification and Classification of Members of the Group.

                  N/A

Item 9.           Notice of Dissolution of Group.

                  N/A


Item 10. Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



ALLEN & COMPANY INCORPORATED

By: /s/ Rosemary Fanelli
Name:    Rosemary Fanelli
Title:   Secretary
Date:    2/13/06

ALLEN HOLDING INC.

By: /s/ Rosemary Fanelli
Name:    Rosemary Fanelli
Title:    Secretary
Date:    2/13/06

Allen SBH Investments LLC

By: /s/ Rosemary Fanelli
Name:    Rosemary Fanelli
Title:   Secretary
Date:    2/13/06